Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Adecoagro S.A. of our report dated April 27, 2018 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Adecoagro S.A.'s Annual Report on Form 20-F for the year ended December 31, 2017.

We also consent to the incorporation by reference in this Registration Statement on Form S-8 of Adecoagro S.A. of our report dated March 12, 2019 relating to the consolidated financial statements, which appears in Adecoagro S.A.’s Form 6-K dated March 15, 2019.

Buenos Aires, Argentina.
March 29, 2019.

/s/ PRICE WATERHOUSE & CO. S.R.L.
By: /s/	Jorge Frederico Zabaleta (Partner)
Jorge Frederico Zabaleta